Exhibit 10.1

Marizyme, Inc.

555 Heritage Drive, Suite 205

Jupiter, Florida 33458

December 21, 2023

Univest Securities, LLC

As Unitholder Representative for the Investors

375 Park Avenue, 15th Floor

New York, NY 10152

Re:	Amendment to 10% Secured Convertible Promissory Notes

Dear Sirs:

Reference is made to each (a) Unit Purchase Agreement dated as of December 21, 2021(each, as amended, superseded, replaced, or otherwise modified from time to time, the “Unit Purchase Agreement”), between the Company and the investor identified therein (individually, “Investor” and collectively, “Investors”); and (b) 10% Secured Convertible Promissory Note issued to such Investor in connection with such Unit Purchase Agreement, if not repaid or converted in full or otherwise cancelled or fully discharged in accordance with its terms or by law prior to the date hereof (as amended, superseded, replaced, or otherwise modified from time to time, “Note”) issued to such Investor in connection with such Unit Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Unit Purchase Agreement, or if not defined therein, in the Note, or if not defined therein, in any of the applicable Transaction Documents (as defined in the Unit Purchase Agreement), in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our agreement to the amendment of each Note in order to amend the Maturity Date (as defined in each note), the accrual of interest, and certain related matters. Univest Securities, LLC, as Unitholder Representative for the Investors pursuant to Section

11.16 of each Unit Purchase Agreement, confirms that it has the authority to agree to the following amendment to each Note on behalf of each Investor pursuant to Section 11.16.

In consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

(1)	This Letter Agreement shall be deemed to be included in the definition of “Transaction Documents” as such term is defined by the Unit Purchase Agreement.

(2)	The first line of nonbold text on the first page of each Note is amended and restated in its entirety to state, “10% Secured Convertible Promissory Note”.

(3)	The second line of nonbold text on the first page of each Note is amended to insert the words “on the first anniversary of” following the text “Note due”.

(4)	The second sentence of the second paragraph of nonbold text on the first page of each Note is amended and restated in its entirety to state: “The outstanding principal balance of this Note and any interest on the aggregate unconverted and then outstanding principal amount hereof shall be due and payable on the date that is the 36-month anniversary of the Issuance Date (the “Maturity Date”) or at such earlier time as provided herein.”

(5)	Section 16.4(c) of each Note is amended and restated to read in its entirety as follows:

“‘Mandatory Default Amount’ means an amount equal to one hundred and thirty- five percent (135%) of the Outstanding Principal Amount and accrued and unpaid interest on this Note on the date on which the first Event of Default has occurred hereunder and the amount of accrued and unpaid interest on this Note from the date of the second anniversary of the Issuance Date of the Note until the earlier of the date of the payment or conversion in full of the Note or the Maturity Date.”

The Company hereby reaffirms all such representations, warranties, obligations and liabilities and agrees that such representations, warranties, obligations and liabilities shall remain in full force and effect.

The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any of the Transaction Documents or (B) commit or otherwise obligate Investor to enter into or consider entering into any other amendment, waiver or modification of any of the Transaction Documents.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Nevada, (b) except as otherwise provided in the Transaction Documents, is for the exclusive benefit of the parties hereto and beneficiaries of the Unit Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and shall not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on (a) the Company’s board of directors approving this Letter Agreement and all undertakings thereto in all respects and written evidence of the same provided to the Unitholder Representative and (b) the Company filing within four Business Days after the full execution and delivery of this Letter Agreement a current report on Form 8-K relating to the transactions and amendments contained in this Letter Agreement, which current report shall describe the material terms and conditions herein; provided, however, that at the reasonable request of an Investor the Company will use commercially reasonable efforts to file such report prior to the time required herein.

Kindly confirm your agreement with the above by signing in the space indicated below and by returning by email a partially executed PDF copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

Marizyme, Inc.

By:	/s/ David Barthel
Name:	David Barthel
Title:

AGREED AND ACCEPTED:

Univest Securities, LLC, as Unitholder Representative for the Investors

By:	/s/ Bradley Richmond
Name:	Bradley Richmond
Title:	COO